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Exhibit 99(a)(1)

        U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Ordinary Shares, OCEANEs and Warrants held by U.S. Holders of
Genset S.A.
at
the U.S. Dollar Equivalent
of
€9.75 Net Per Ordinary Share,
€3.25 Net Per American Depositary Share
(each American Depositary Share representing one-third of one Ordinary Share),
€102.64 Net Per OCEANE,
€1.00 Net Per 1998, 1999, 2000 or 2001 Warrant
and
€6.50 Net Per 2002 Warrant
by
Serono France Holding S.A.
a wholly-owned subsidiary of
Serono S.A.

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
ON THURSDAY, SEPTEMBER 12, 2002, UNLESS THIS OFFER IS EXTENDED.

        Serono France Holding S.A. ("Purchaser"), a wholly-owned subsidiary of Serono S.A., is seeking to acquire for cash all outstanding ordinary shares, nominal value €3.00 ("Shares"), of Genset S.A., including Shares represented by American Depositary Shares ("ADSs"), as well as all bonds issued by Genset that are convertible into new or existing Shares ("OCEANEs") and certain warrants to acquire Shares ("Warrants") through concurrent offers in the United States and France (the "Offers"). In this offer, Purchaser is seeking to acquire all outstanding Shares, OCEANEs and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934) and all outstanding ADSs. In France, Purchaser is seeking to acquire all outstanding Shares, OCEANEs and Warrants held by non-U.S. holders at the same prices as offered in this offer. Non-U.S. holders of Shares, OCEANEs and Warrants may tender their securities only into the offer in France. U.S. holders of Shares, OCEANEs and Warrants may tender their securities only into the U.S. offer. All ADSs, wherever the holder is located, may be tendered only into the U.S. offer. In the event that the price to be paid in the offer in France for any security is increased, Purchaser will make a corresponding increase to the prices paid in this offer.

        Genset's board of directors has unanimously determined that the Offers are in the interests of Genset and its security holders and employees and unanimously recommends that the holders of Shares, ADSs, OCEANEs and Warrants accept the Offers and tender their Shares, ADSs, OCEANEs and Warrants.

        The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs) and OCEANEs that represent at least two-thirds of the voting rights of the then-outstanding Shares on a diluted basis taking into account the votes of Shares that would be issued upon conversion of OCEANEs. The U.S. offer is also subject to the condition that the offer in France shall not have been withdrawn or terminated in accordance with its terms and French law.

        A summary of the principal terms of the U.S. offer appears on pages (i) through (vi). You should read this entire document carefully before deciding whether to tender your securities.

This document has not received the visa of the French Commission des opérations de bourse. Accordingly, this document may not be used to make offers in connection with the separate tender offer in France.

The Information Agent for the U.S. Offer is:

The Dealer Manager for the U.S. Offer is:

July 16, 2002

TABLE OF CONTENTS

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE TENDER OFFER		5
1.	Terms of the U.S. Offer	5
2.	Acceptance for Payment and Payment for Securities	7
3.	Procedure for Tendering Securities	9
4.	Withdrawal Rights	14
5.	Certain French and United States Federal Income Tax Considerations	15
6.	Price Range of Shares, ADSs and OCEANEs; Dividends	16
7.	Possible Effects of the Offers on the Market for Genset's Securities; Nasdaq Listing; Exchange Act Registration and Margin Regulations	17
8.	Certain Information Concerning Genset	18
9.	Certain Information Concerning Purchaser and Serono	19
10.	Background of the Offers; Contacts with Genset	20
11.	Purpose of the Offers and Plans for Genset	22
12.	Source and Amount of Funds	23
13.	Certain Conditions of the U.S. Offer	23
14.	Certain Legal Matters	24
15.	Fees and Expenses	24
16.	Miscellaneous	25
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF SERONO AND PURCHASER		26

SUMMARY TERM SHEET

        We are offering to purchase all Genset Shares, ADSs, OCEANEs and Warrants in two separate, but concurrent and related, offers. The offer we are making in France is sometimes referred to as the "International Offer " and, with this offer, as the "Offers."

        This offer is made for the securities of a French company that has security holders resident, and its ADSs listed, in the United States and, as a result, is subject to the securities laws, rules and regulations of France and the United States. Some of the information contained in this document is included because it is required to be included in the similar document being used for the International Offer and we wanted to make that information available to you, as well. Some of that information has been prepared in accordance with the French format and style, which differs from the U.S. format and style for documents of this type, and is presented in this document as a direct translation of the comparable section of the International Offer document.

        We urge you to read the remainder of this document and the related Forms of Acceptance and ADS Letter of Transmittal carefully, because the information in this summary is not complete and additional important information is contained in the remainder of this document and in the related Forms of Acceptance and ADS Letter of Transmittal.

        The following are some of the questions you, as a holder of Genset securities, may have, and answers to these questions.

Who is offering to buy my securities?

        Serono France Holding S.A. is a company organized under the laws of France. It is a wholly-owned subsidiary of Serono S.A., which is a company organized under the laws of Switzerland. Serono is one of the world's leading biotechnology companies. See Section 9—"Certain Information Concerning Purchaser and Serono."

What securities are being sought in this offer?

        In this offer, we are offering to purchase all shares, OCEANEs and warrants of Genset held by U.S. holders and all outstanding Genset ADSs held by any holder, wherever resident. See "INTRODUCTION" and Section 1—"Terms of the U.S. Offer." The remainder of Genset's outstanding shares and OCEANEs and certain warrants are the subject of the International Offer.

Why is there a separate international offer?

        U.S. and French law and practice relating to tender offers are inconsistent in a number of ways. This offer complies with U.S. law and practice, while the International Offer complies with French law and practice. The terms of the two offers, however, are the same in all material respects except that persons tendering in the International Offer will receive consideration denominated in euro and persons tendering in this offer will receive an equivalent amount of cash denominated in U.S. dollars. See "INTRODUCTION."

Who can participate in this offer?

        Holders of Genset shares, OCEANEs and warrants who are resident in the United States and holders of Genset ADSs, wherever resident, may tender their securities only in this offer. Holders of Genset shares, OCEANEs and warrants who are not resident in the United States do not have the right to tender in this offer. See "INTRODUCTION."

i

Who can participate in the International Offer?

        Holders of Genset shares, OCEANEs and warrants who are not resident in the United States may tender their shares only into the International Offer. Holders of Genset ADSs wherever located and holders of other Genset securities resident in the United States may not tender in the International Offer. See "INTRODUCTION."

What are the differences between this offer and the International Offer?

        The terms and conditions of this offer and the International Offer are substantially the same. As a result of differences in law and market practice between the United States and France, however, the procedures for accepting the offer and tendering securities, and some of the rights of tendering holders of securities, under this offer and the International Offer are not identical. The primary difference is that holders tendering in the International Offer will be paid in euro, while holders tendering in this offer will be paid in U.S. dollars.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay the U.S. dollar equivalent of the following amounts for Genset's securities:

  •
  €9.75 per Genset share;

  •
  €3.25 per Genset American Depositary Share;

  •
  €102.64 per Genset OCEANE;

  •
  €1.00 per Genset 1998, 1999, 2000 or 2001 warrant; and

  •
  €6.50 per Genset 2002 warrant.

        In each case, the consideration will be paid to you in cash, less any relevant withholding taxes. Amounts will be payable in U.S. dollars calculated by using the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the receiving agent, or its custodian in France, which is anticipated to be up to approximately thirteen French trading days after the day on which this offer expires. Allowing two days for the conversion of funds from euro to U.S. dollars, the receiving agent is expected to pay for securities accepted in this offer by the sixteenth French trading day after the expiration of this offer.

        If you are the record owner of your securities and you tender your securities to us in this offer, you will not have to pay brokerage fees or similar expenses. If you own your securities through a broker or other nominee, and your broker tenders your securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and Section 1—"Terms of the U.S. Offer."

Do you have the financial resources to make payment?

        Yes. We have sufficient internally generated and available funds to pay for all securities validly tendered and not withdrawn in the Offers. This offer is not conditioned upon any financing arrangements. See Section 12—"Source and Amount of Funds."

Is your financial condition relevant to my decision whether to tender securities in this offer?

        We do not think our financial condition is relevant to your decision whether to accept this offer and tender your Genset securities because the Offers are being made for all outstanding Genset shares, ADSs, OCEANEs and warrants solely for cash and are not subject to any financing condition.

How long do I have to decide whether to tender in this offer?

        You will have until 12:00 noon, New York City time, on Thursday, September 12, 2002, or until the expiration date of any extension of the offer, to decide whether to tender your securities in this offer. The International Offer is currently scheduled to expire on the same date as this offer. If you cannot deliver everything that is required in order to make a valid tender of ADSs by that time, you may be able to use the guaranteed delivery procedure that is described later in this offer to purchase. See Sections 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Securities—Guaranteed Delivery."

Can this offer be extended and under what circumstances?

        Yes. We may be required to extend the offer under applicable U.S. securities laws. In addition, the expiration date and any extensions of the International Offer are, under French law, determined by the Conseil des marchés financiers, which is sometimes referred to as the "CMF," a French regulatory body responsible for regulating tender offers. If the CMF extends the International Offer for any reason, we may extend this offer so that this offer and the International Offer will expire on the same date. If this offer is extended, you will have until the expiration of this offer, as so extended, to decide whether to tender. See Section 1—"Terms of the U.S. Offer."

        We may also elect and we reserve the right to provide a "subsequent offering period" for this offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased securities tendered during this offer, during which holders may tender, but not withdraw, their securities and receive the offer consideration. See Section 1—"Terms of the U.S. Offer."

How will I be notified if this offer is extended?

        If we extend this offer, we will inform The Bank of New York, the receiving agent for this offer, of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the offer was previously scheduled to expire. See Section 1—"Terms of the U.S. Offer."

What are the conditions to the offer?

        We are not obligated to purchase any tendered securities if:

  •
  the Shares (including Shares represented by ADSs) and OCEANEs validly tendered and not withdrawn prior to the expiration of the Offers, together, do not represent an aggregate of at least two-thirds of the voting rights of the then-outstanding Shares on a diluted basis taking into account the votes of Shares that would be issued upon conversion of OCEANEs; or

  •
  the International Offer is withdrawn or terminated in accordance with its terms and French law.

See Section 13—"Certain Conditions to the Offer."

When will I know the outcome of the offer?

        We estimate that the CMF will publicly announce the final results of the Offers by publishing an avis de résultat, or closing notice of an offer, seven French trading days after the expiration of the Offers (that is, assuming no extension of the Offers, September 23, 2002), but in any event no later than nine French trading days after the expiration of the Offers. We will issue a press release announcing the results of both this offer and the International Offer at the latest by 9:00 a.m., New York City time, on the next business day after the publication by the CMF of this closing notice.

I hold American Depositary Receipts evidencing my Genset ADSs. How do I participate in this offer?

        If you hold American Depositary Receipts evidencing Genset ADSs and wish to tender the Genset ADSs in this offer, you must complete and sign the ADS Letter of Transmittal and deliver it, together with your American Depositary Receipts and other required documents, to the receiving agent at one of the addresses set forth on the back cover of this document before the expiration of the offer. Do not send your American Depositary Receipts to us, the dealer manager or the information agent. See Section 3—"Procedure for Tendering Securities."

I hold Genset ADSs, Shares or OCEANEs in street name or through a financial intermediary. How do I participate in this offer?

        If you hold Genset ADSs in street name or through a bank, broker or other nominee, they can only be tendered by your nominee through the Depository Trust Company, commonly known as DTC. Shares and OCEANEs held in street name or through a bank, broker or other nominee can only be tendered by your nominee to the receiving agent's account at its custodian in France, BNP Paribas. Your bank, broker or other financial intermediary should send you an order form and instructions for participating in the offer. If you have not yet received a form from your bank, broker or other financial intermediary, please contact that institution directly. You will need to give your nominee instructions to participate in this offer on your behalf with sufficient time for the nominee to complete the process of tendering your securities before the expiration of this offer. See Section 3—"Procedure for Tendering Securities."

What if I cannot deliver everything that is required to the receiving agent before the expiration of this offer?

        If you cannot deliver something that is required in connection with a tender of ADSs to the receiving agent by the expiration of this offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member in good standing of the Securities Transfer Agents Medallion Program or other institution that would be eligible according to the terms of this offer, guarantee that the missing items will be received by the receiving agent within three Nasdaq trading days of the expiration of this offer. However, the receiving agent must receive the missing items within that three trading day period. See Section 3—"Procedure for Tendering Securities—Guaranteed Delivery."

        Failure to deliver all the items required for valid tender by the expiration of this offer or, in the case of ADSs tendered using the guaranteed delivery procedure, within three Nasdaq trading days of the expiration of this offer, will result in the disqualification and rejection of your tender.

Can I withdraw previously tendered securities? Until what time?

        Yes. You can withdraw securities that you previously tendered at any time until the offer has expired and, unless we have previously accepted your securities for payment, you can also withdraw them at any time after September 14, 2002 until we accept them for payment. We have requested from the Securities and Exchange Commission exemptive relief from Section 14(d)(5) of the Exchange Act, so that securities tendered in this offer may not be withdrawn during the period from the expiration of this offer until the CMF announces the final results of the Offers and we have made arrangements for payment. As a result, you will not have the right to withdraw securities during that period unless the Securities and Exchange Commission denies our request.

        If we decide to provide a subsequent offering period, we will accept securities tendered during that period immediately upon tender and thus you will not be able to withdraw securities tendered in the offer during any subsequent offering period. See "INTRODUCTION," Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

How do I withdraw previously tendered securities?

        To withdraw securities that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the receiving agent while you still have the right to withdraw the securities. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

What does the Genset board of directors think of the Offers?

        Genset's board of directors unanimously determined that the Offers are in the interests of Genset, its security holders and its employees and the board unanimously recommends that security holders accept the Offers and tender their securities. See Section 10—"Background of the Offers; Contacts with Genset." Genset has prepared a Solicitation/Recommendation Statement containing additional information regarding Genset's board of directors' determination and recommendation, which is being sent to security holders together with this offer to purchase.

Will the Offers be followed by a squeeze-out if all the Shares are not tendered in the Offers?

        We currently want to own 100% of Genset. If, following the Offers, we own Shares representing at least 95% of the voting rights of Genset, we may (but will not be obligated to) make an offre publique de retrait (a minority buy-out offer) that could be followed by a retrait obligatoire (a squeeze-out) for the remaining Genset shares (including shares represented by ADSs) still held by the public. Any minority buy-out offer could be made only with the approval of the CMF.

        If the minority buy-out offer followed by a squeeze-out takes place, Purchaser will own all of the Shares of Genset and all other holders of Shares or ADSs will receive in the minority buy-out offer and squeeze out cash in an amount that is reviewed by the CMF on the basis of a fairness opinion issued by an independent appraiser, the appointment of which is approved by the CMF and not objected to by the Commission des opérations de bourse but which amount is currently intended to be the same price paid in the Offers. See Section 11—"Purpose of the Offers and Plans for Genset."

If I decide not to tender, how will the Offers affect my Genset securities?

        We reserve the right to acquire all Shares (including Shares represented by ADSs) that have not been tendered in the Offers pursuant to a minority buy-out offer and squeeze-out transaction. If we undertake a minority buy-out offer and squeeze-out transaction, you will be forced to exchange your Shares or ADSs for cash. See Section 11—"Purpose of the Offers and Plans for Genset."

        In addition, even if we are unable to, or elect not to, undertake a minority buy-out offer and squeeze-out transaction, it is possible that, after completion of the Offers, the number of holders of Genset securities and the number of Genset securities that are still in the hands of the public may be so small that there will no longer be an active trading market for Genset Shares, ADSs or OCEANEs. We may, if possible after the Offers, cause the Genset Shares and OCEANEs to cease to be listed and traded on the Nouveau Marché of Euronext Paris S.A., and we currently intend to cause the ADSs to cease to be listed and traded on the Nasdaq National Market, or any other securities exchange. We also intend to cause Genset, as soon as possible after the Offers, to deregister the Shares and ADSs so it may cease to make filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Commission's rules relating to publicly held companies. We may also request that Genset terminate the existing deposit agreement with The Bank of New York, through which the ADS program is operated. See Section 7—"Possible Effects of the Offers on the Market for Genset's Securities; Nasdaq Listing; Exchange Act Registration and Margin Regulations."

v

What is the market value of my securities as of a recent date?

        On June 18, 2002, the last trading day before suspension of trading of Genset's Shares, OCEANEs and ADSs due to Genset's announcement that it was engaged in preliminary discussions for a strategic transaction, the closing price of the Genset Shares reported on the Nouveau Marché of Euronext Paris S.A. was €4.09 per Share and the closing price of the ADSs as reported on Nasdaq was U.S.$1.49 per ADS. On May 23, 2002, the last day that OCEANEs were traded before the suspension of trading on June 18, 2002, the closing price of the OCEANEs as reported on the Nouveau Marché of Euronext Paris S.A. was €20.99 per OCEANE. On July 15, 2002, the last trading day before Purchaser commenced this offer, the closing price of the Shares was €9.47 per Share, the closing price of the OCEANEs was €98.00 per OCEANE and the closing price of the ADSs was U.S.$3.10 per ADS. There is no market for Warrants.

        We advise you to obtain a recent quotation for Genset securities before deciding whether to tender your securities. See Section 6—"Price Range of Shares, ADSs and OCEANEs; Dividends."

Will I be taxed on the cash that I receive?

        If you hold Genset shares, ADSs, OCEANEs or warrants as capital assets for U.S. tax purposes and are a U.S. taxpayer, you will generally recognize a capital gain or loss on an exchange of the securities for cash pursuant to this offer or any subsequent minority buy-out offer or squeeze-out, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the securities. If you are not resident in France for French tax purposes, you will generally not be subject to French tax in respect of such an exchange. See Section 5—"Certain French and United States Federal Income Tax Considerations."

Who can I talk to if I have questions about this offer?

        You can call Georgeson Shareholder Communications Inc., the information agent for this offer, at (800) 530-3706 (toll free) or J.P. Morgan Securities Inc., the dealer manager for this offer, at (800) 622-8594 (toll free). See the back cover page of this offer to purchase.

To All Holders of American Depositary Shares and All U.S. Holders of Ordinary Shares, OCEANEs or Warrants of Genset:

INTRODUCTION

        Serono France Holding S.A., organized as a société anonyme under the laws of France ("Purchaser"), a wholly-owned subsidiary of Serono S.A., organized as a société anonyme under the laws of Switzerland, is seeking to acquire the following classes of securities of Genset S.A., a société anonyme organized under the laws of France:

  •
  ordinary shares, nominal value €3.00 ("Shares");

  •
  American Depositary Shares, each representing one-third of a Share ("ADSs");

  •
  bonds convertible or exchangeable into new or existing Shares (obligations à option de conversion et/ou d'échange en actions nouvelles ou existantes, or "OCEANEs"); and

  •
  warrants to acquire Shares issued in May 1998 and in August 1998 (collectively, "1998 Warrants"), in September 1999 ("1999 Warrants"), in June 2000 ("2000 Warrants"), and in June 2001 ("2001 Warrants"), and granted in June 2002 ("2002 Warrants" and, collectively with 1998, 1999, 2000 and 2001 Warrants, "Warrants").

For the purposes of this offer to purchase, the Shares, ADSs, OCEANEs and Warrants are sometimes collectively referred to as "Securities."

        Genset is a French company with securities traded in France and securities held by residents of, and traded in, the United States and, as a result, we are offering to purchase all Genset Shares, ADSs, OCEANEs and Warrants in two separate, but concurrent and related, offers in France and the United States. The offer we are making in France is sometimes referred to as the "International Offer." Each offer provides equivalent consideration for Genset securities tendered, and each offer is on substantially the same terms. The U.S. Offer (as defined below) and the International Offer are referred to collectively as the "Offers."

        In this offer, we are seeking to acquire all outstanding Shares, OCEANEs and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and all outstanding ADSs, wherever held. In France, pursuant to the International Offer, we are seeking to acquire all outstanding Shares, OCEANEs and Warrants owned by non-U.S. holders. U.S. holders of Shares, OCEANEs and Warrants and all holders of ADSs, wherever resident, must tender their securities into the U.S. Offer. Non-U.S. holders of Shares, OCEANEs and Warrants must tender their Shares, OCEANEs and Warrants into the International Offer. In the event that the price per Share, OCEANE or Warrant to be paid in the International Offer is increased, we will make a corresponding increase to the price paid for Shares (including ADSs), OCEANEs and Warrants in the U.S. Offer.

        On June 26, 2002, J.P. Morgan & Cie S.A., a French affiliate of J.P. Morgan Securities Inc., and Lehman Brothers International (Europe), acting on our behalf, filed with the Conseil des marchés financiers, which is sometimes referred to as the "CMF," a letter containing the terms of the International Offer, and Purchaser and Genset filed with the Commission des opérations de bourse, or the "COB," another French regulatory body responsible for regulating tender offers, a draft of the offer documentation (note d'information) with respect to the International Offer. Following the filing with the CMF, the CMF published on the same day the material terms of our International Offer in an official notice (avis de dépôt). On July 3, 2002, the CMF declared the International Offer receivable and, on July 4, 2002, published a declaration to that effect (avis de recevabilité). On July 11, 2002, the COB granted its visa with respect to the offer documentation for the International Offer. The International Offer formally commenced on the date of this offer to purchase.

        We hereby offer to purchase all outstanding ADSs, and all outstanding Shares, Warrants and OCEANEs held by U.S. holders for cash in the U.S. dollar equivalent of the following amounts:

  •
  €9.75 net per Share;

  •
  €3.25 net per ADS;

  •
  €102.64 net per OCEANE;

  •
  €1.00 net per 1998, 1999, 2000 or 2001 Warrant; and

  •
  €6.50 net per 2002 Warrant,

upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Forms of Acceptance and ADS Letter of Transmittal (which, together with this U.S. Offer to Purchase, each as amended or supplemented, constitute the "U.S. Offer").

        The consideration will be paid to you in cash, less any relevant withholding taxes. Amounts will be payable in U.S. dollars calculated in the manner described in Section 1.

        Tendering security holders whose Securities are registered in their own names and who tender directly to the Receiving Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to the Instructions to the ADS Letter of Transmittal, transfer taxes on the purchase of Securities by Purchaser. Security holders who hold their Securities through brokers or banks should check with these institutions as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W-9 that is included in the ADS Letter of Transmittal or applicable Form of Acceptance, you may be subject to a required federal backup withholding tax of 30% of the gross proceeds payable to you. See Section 5—"Certain French and United States Federal Income Tax Considerations."

        Purchaser will pay all charges and expenses of The Bank of New York (the "Receiving Agent"), J.P. Morgan Securities Inc. (the "Dealer Manager") and Georgeson Shareholder Communications Inc. (the "Information Agent").

        The U.S. Offer will expire at 12:00 noon, New York City time, on Thursday, September 12, 2002, unless extended. See Section 1—"Terms of the U.S. Offer."

        The board of directors of Genset has unanimously determined that the Offers are in the interests of Genset, the holders of Securities and the employees of Genset and unanimously recommends that security holders accept the U.S. Offer or the International Offer, as appropriate, and tender their Securities.

        Lehman Brothers Europe Limited, Genset's financial advisor ("Lehman Brothers"), has delivered to the board of directors of Genset a written opinion, dated June 25, 2002, to the effect that as of such date, the consideration to be received by Genset's security holders in the U.S. Offer is fair to the security holders from a financial point of view. A copy of Lehman Brothers' written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in Genset's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the U.S. Offer. A copy of the Schedule 14D-9 (without certain exhibits) is being furnished to security holders concurrently herewith. No appraisal rights are available to holders of Genset securities in connection with the Offers.

        This offer and the International Offer are each subject to the condition that prior to the expiration of the Offers, there have been validly tendered and not withdrawn in the Offers, together, that number of Shares (including Shares represented by ADSs) and OCEANEs that represent an aggregate of at least two-thirds of the voting rights of the then-outstanding Shares on a diluted basis taking into account the votes of Shares that would be issued upon conversion of OCEANEs (the "Minimum Tender Condition"). This offer is also subject to the condition that the International Offer has not been withdrawn or terminated in accordance with its terms and French law. See Section 13—"Certain Conditions of the U.S. Offer."

        Genset has informed us that, as of July 2, 2002, there were 8,104,850 Shares (including Shares represented by ADSs) issued and outstanding and 522,223 OCEANEs issued and outstanding and convertible into 522,223 Shares. Based on the foregoing, and assuming no additional Shares or OCEANEs have been issued, we believe that the Minimum Tender Condition would be satisfied if at least approximately 5,751,382 Shares (including Shares represented by ADSs) and OCEANEs are validly tendered in the Offers, together, prior to the Expiration Date (as defined in Section 1) and not properly withdrawn. That number will be correspondingly increased if, and to the extent that, any or all of the 248,174 currently outstanding options to acquire Shares that may be exercisable prior to the expiration of the Offers, or any or all of the Warrants, are exercised prior to the expiration of the Offers.

        We do not currently own any Securities of Genset.

        We have requested from the Commission certain exemptions from the otherwise applicable statutes and rules to allow this offer to proceed in the manner described in this document. In particular, we have requested the following:

  •
  exemptive relief from the provisions of Section 14(d)(5) of the Exchange Act to provide that withdrawal rights will not be available during the period from the expiration of the U.S. Offer until the CMF announces the final results of the Offers and we have made arrangements for payment as described in this document; and

  •
  exemptive relief from the provisions of Rules 14d-10(a)(1) and 14e-5 under the Exchange Act to permit this offer to be conducted concurrently with the International Offer.

        In addition, we believe this offer qualifies as a "Tier II" offer in accordance with the rules of the Commission under the Exchange Act and is, as a result, exempt from certain other provisions of the otherwise applicable statutes and rules. If it is determined that this is not a Tier II offer, however, we will be required to request from the Commission additional exemptions from the otherwise applicable statutes and rules and no-action relief to allow this offer to proceed in the manner described in this document. If the Commission denies our pending request in any respect, or if we need to request additional relief and are unable to obtain that relief, we may have to amend this offer to the extent we are permitted to do so as a matter of French law and regulations. While we do not anticipate that any amendment will be required that would be prohibited by French law, if such a conflict arises we may be unable to complete the Offers.

        Genset has advised Purchaser that, to its knowledge, all of its executive officers and directors who hold in the aggregate approximately 2.2% of the outstanding Shares intend to tender all Securities that they own of record or beneficially in the Offers (other than Shares that they have the right to purchase by exercising stock options or Warrants and other than any qualifying Shares required to be held by directors under French law).

        This Offer to Purchase and the related Forms of Acceptance and ADS Letter of Transmittal contain important information that should be read carefully and in their entirety before any decision is made with respect to the U.S. Offer.

        This offer is being made only to holders of ADSs, wherever located, and to holders of Shares, OCEANEs and Warrants who are resident in the United States.

        The International Offer is not being made, directly or indirectly, in or into, and it may not be accepted in or from, the United States. Copies of the offer documentation being used in the International Offer and any related materials are not being and should not be mailed or otherwise distributed or sent in or into the United States.

        The distribution of this document and the making of this offer may, in some jurisdictions, be restricted by law. This offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of this offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We do not assume any responsibility for any violation by any person of any restriction.

THE TENDER OFFER

1.    Terms of the U.S. Offer

        We are offering upon the terms and subject to the conditions of the U.S. Offer to pay cash in the U.S. dollar equivalents of the following amounts:

  •
  €3.25 for every ADS that you validly tender and do not withdraw prior to the expiration of this offer;

  •
  €9.75 for every Share that you validly tender and do not withdraw prior to the expiration of this offer;

  •
  €102.64 for every OCEANE that you validly tender and do not withdraw prior to the expiration of this offer;

  •
  €1.00 for every 1998, 1999, 2000 or 2001 Warrant that you validly tender and do not withdraw prior to the expiration of this offer; and

  •
  €6.50 for every 2002 Warrant that you validly tender and do not withdraw prior to the expiration of this offer.

        Amounts will be payable in U.S. dollars calculated by converting the applicable amount in euro into dollars at the U.S. dollar spot against the euro exchange rate on the day on which funds are received by the Receiving Agent, or its custodian in France, which is anticipated to be approximately thirteen French trading days, but may be up to fifteen French trading days, after the day on which this offer expires. For more information on the process through which the Receiving Agent receives funds and will make payments in this offer, see Section 2—"Acceptance for Payment and Payment for Securities."

        Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Securities validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 noon, New York City time, on Thursday, September 12, 2002, unless we, in our sole discretion, have extended the initial period of time during which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire.

        The U.S. Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other condition described in Section 13. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the Commission and French law and regulations, in our sole discretion, to waive the Minimum Tender Condition. We will not waive the Minimum Tender Condition unless, at the same time, we also waive the Minimum Tender Condition to the International Offer. Under French law and regulations, we may only waive the Minimum Tender Condition to the International Offer until five French trading days prior to the expiration of the International Offer, at the latest. Under French law and regulations, if the Minimum Tender Condition to the International Offer is not satisfied and has not previously been waived, the International Offer would not be successful, and Purchaser would be required to return all Shares, OCEANEs and Warrants tendered in the International Offer. In that case, we would terminate this offer and return all tendered Securities to tendering holders.

        In light of complexities of the coordination of the International Offer and this offer, and of the process by which the results of the Offers will be determined by the CMF in France, we may not know whether the Minimum Tender Condition has been satisfied until up to nine French trading days after the Expiration Date, although it is anticipated that the results will be announced by the CMF seven

French trading days after the Expiration Date (that is, assuming no extension of the Offers, September 23, 2002). At that time, the CMF publishes the final results of the Offers, called an avis de résultat, and we will be in a position to announce the results of this offer.

        Subject to applicable rules and regulations of the Commission and to French law and regulations, we expressly reserve the right (but are not obligated), at any time and from time to time in our sole discretion, to extend the period during which this offer is open and thereby delay acceptance for payment of, and payment for, any Securities, by giving oral or written notice of such extension to the Receiving Agent and by making a public announcement of such extension. There can be no assurance that we will exercise our right to extend this offer. During any extension of the offer (as contrasted with any subsequent offering period discussed below), all Securities tendered and not withdrawn will remain subject to the offer and subject to withdrawal rights.

        The International Offer is currently scheduled to expire on the Expiration Date. If the International Offer is extended in accordance with French law, we currently intend to extend the U.S. Offer so that it will expire on the same day as the International Offer. Subject to any applicable rules and regulations of the Commission, we do not currently intend to extend this offer so that the Expiration Date is a date later than the expiration date of the International Offer.

        If we decide, in our sole discretion, to increase the consideration offered in the U.S. Offer to holders of Securities and if, at the time that notice of such change is first published, sent or given to holders in the manner specified below, the U.S. Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the U.S. Offer will be extended until the expiration of such period of ten business days. For purposes of the U.S. Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        We expressly reserve the right (but are not obligated), at any time or from time to time in our sole discretion, to modify or amend the terms and conditions of the U.S. Offer in any respect and, subject to the applicable rules and regulations of the Commission and to French law and regulations, to terminate the U.S. Offer and not accept for payment any Securities if either of the conditions to the U.S. Offer set forth in Section 13 have not been satisfied or upon the occurrence of any of the events set forth in Section 13, by giving oral or written notice of such termination to the Receiving Agent. Notwithstanding the preceding sentence, we will not decrease the price per Security payable in this offer, reduce the number of Securities sought to be purchased in this offer or impose any condition other than those set out in Section 13.

        If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if we waive a material condition of the U.S. Offer, we will disseminate additional tender offer materials and extend the U.S. Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or the information concerning the U.S. Offer, other than a change in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes.

        We reserve the right, subject to applicable rules and regulations of the Commission, to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law. This reservation of rights is subject to the provisions of Rule 14e-1(c) under the Exchange Act which requires us to pay the consideration offered or to return Securities deposited by or on behalf of tendering security holders promptly after the termination or withdrawal of the offer.

        Any waiver of the Minimum Tender Condition or extension or amendment of the U.S. Offer, or any delay in acceptance for payment or payment or termination of the U.S. Offer will be followed, as promptly as practicable, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will, in accordance with the regulations of the Commission, include the approximate number of ADSs and Warrants tendered to that date in the U.S. Offer but will not, due to complexities arising out of the coordination of the International Offer and this offer and the fact that the CMF is responsible for supervising the "counting" of Shares and OCEANEs tendered, include the approximate number of Shares and OCEANEs tendered to that date. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

        In the event of an extension of the U.S. Offer, we intend to seek to extend the International Offer. Any extension of the International Offer is subject to the prior approval of the CMF. It is possible, therefore, that the International Offer may terminate before the U.S. Offer and that Securities tendered under the International Offer may be purchased by us prior to the purchase of Securities under the U.S. Offer, if required under French law or regulations.

        We reserve the right in our sole discretion to, subject to certain conditions, provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the U.S. Offer ("Subsequent Offering Period"). If we elect to have a Subsequent Offering Period concurrently with an extension, or "re-opening," of the International Offer, the minimum duration of such Subsequent Offering Period, in accordance with French law, will be ten French trading days. A Subsequent Offering Period would be an additional period of time, following the expiration of the U.S. Offer and the purchase of Securities in the U.S. Offer, during which any ADS holder and any U.S. holder of Shares, OCEANEs or Warrants may tender Securities not tendered in the U.S. Offer. A Subsequent Offering Period, if one is provided, is not an extension of the U.S. Offer, which already will have been completed, and Securities previously tendered and accepted for payment in the U.S. Offer will not be subject to any further withdrawal rights. During a Subsequent Offering Period, tendering security holders will not have withdrawal rights and we will promptly purchase and pay for any Securities tendered during the Subsequent Offering Period at the same price paid in the U.S. Offer. If we determine to provide a Subsequent Offering Period and to extend or re-open the International Offer, we will announce such Subsequent Offering Period, to run concurrently with the extension of the International Offer, immediately following our announcement of the results of the Offers.

        This U.S. Offer to Purchase and the related ADS Letter of Transmittal and Forms of Acceptance will be mailed to record holders of Securities whose names appear on Genset's security holder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Securities.

2.    Acceptance for Payment and Payment for Securities

        Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, Securities validly tendered and not properly withdrawn as soon as practicable after the Expiration Date. As noted above, we expect to know whether the Minimum Tender Condition has been satisfied seven French trading days, but may not know this until up to nine French trading days, after the Expiration Date, and, accordingly, we will not be in a position to accept Securities for payment until that time. If the Offers are successful, we will accept Securities tendered for payment in the Offers, and payment will be made in accordance with French rules and practice. The cash consideration, in euro, will be delivered to the Receiving Agent's custodian in France, and to intermediaries in the International Offer for payment to holders who have tendered Securities in that offer, approximately six French trading days after the announcement of the final results of the Offers, or thirteen to fifteen French trading days after the expiration of the Offers. The Receiving Agent will that day enter into a currency exchange transaction to convert the euro it receives into U.S. dollars (which, as noted above, will determine the exchange rate at which the U.S. dollar amounts payable to you will be calculated). The currency exchange will take two trading days. The Receiving Agent will remit the U.S. dollar consideration to holders of Securities who tendered into this offer within one day after settlement of the foreign currency exchange transaction. Thus, we do not anticipate making payments to tendering holders until approximately nine business days after the announcement of the results of the Offers, or sixteen to eighteen French trading days after the Expiration Date— October 4, 2002 to October 8, 2002, assuming no extension of the Offers.

        In all cases, payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) depositary receipts representing ADSs tendered or confirmation of the book-entry transfer of such Securities into the Receiving Agent's account at The Depository Trust Company ("DTC") (in the case of ADSs) or the Receiving Agent's account at BNP Paribas (in the case of Shares and OCEANEs only) pursuant to the procedures set forth in Section 3 hereof, (b) the ADS Letter of Transmittal or applicable Form of Acceptance (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of ADSs, an Agent's Message (as defined in Section 3 below) in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the ADS Letter of Transmittal or applicable Form of Acceptance. See Section 3—"Procedure for Tendering Securities."

        For purposes of the U.S. Offer, we will be deemed to have accepted for payment and thereby purchased Securities validly tendered and not properly withdrawn if and when we give oral or written notice to the Receiving Agent of our acceptance for payment of such Securities pursuant to the U.S. Offer. Payment for Securities accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price therefor with the Receiving Agent, which will act as agent for the tendering security holders for purposes of receiving payments from us and transmitting such payments to the tendering security holders. Under no circumstances will interest be paid on the purchase price for Securities, regardless of any extension of the U.S. Offer or any delay in payment for Securities.

        If any tendered Securities are not accepted for payment pursuant to the terms and conditions of the U.S. Offer for any reason, or if depositary receipts are submitted for more ADSs than are tendered, such unpurchased Securities will be returned (or new depositary receipts for the ADSs not tendered will be sent), without expense to the tendering security holder (or, in the case of Securities tendered by book-entry transfer into the Receiving Agent's account at DTC or BNP Paribas pursuant to the procedures set forth in Section 3, such Securities will be credited to an account maintained with DTC or Euroclear, France), as soon as practicable following expiration or termination of the U.S. Offer.

        If, prior to the Expiration Date, we increase the consideration offered to holders of Securities pursuant to the U.S. Offer, such increased consideration will be paid to all holders of Securities that are purchased pursuant to the U.S. Offer, whether or not such Securities were tendered prior to such increase in consideration.

        We reserve the right to transfer or assign in whole or in part, from time to time, to one or more of our affiliates the right to purchase all or any portion of the Securities tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve us of our obligations under the U.S. Offer and will in no way prejudice the rights of tendering security holders to receive payment for Securities validly tendered and accepted for payment pursuant to the U.S. Offer.

3.    Procedure for Tendering Securities

(a)
ADSs

        Valid Tenders.    To validly tender ADSs pursuant to the U.S. Offer, (a) a properly completed and duly executed ADS Letter of Transmittal (or a manually executed copy thereof) in accordance with the instructions of the ADS Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below), and any other documents required by the ADS Letter of Transmittal must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) depositary receipts, sometimes referred to as "ADRs," representing the ADSs to be tendered must be received by the Receiving Agent or such ADSs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent (which confirmation must include an Agent's Message if the tendering ADS holder has not delivered an ADS Letter of Transmittal), prior to the Expiration Date. Alternatively, the tendering ADS holder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Receiving Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the ADSs that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Receiving Agent will establish an account with respect to the ADSs at DTC for purposes of the U.S. Offer within two business days after the date of this U.S. Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of ADSs by causing DTC to transfer such ADSs into the Receiving Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of ADSs may be effected through book-entry transfer, either the ADS Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the ADS Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date, or the tendering ADS holder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of ADSs into the Receiving Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." The ADS Letter of Transmittal, and any other documents required therein, must be transmitted to and received by the Receiving Agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase. If you hold ADSs in book-entry form other than through a U.S. broker or other DTC participant, you must first have your ADSs transferred to an account at DTC, after which you may tender your ADSs pursuant to book-entry transfer, as described above. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Receiving Agent.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other "eligible guarantor institution" as defined under Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal. If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made or ADRs for ADSs not tendered or not accepted for payment are to be returned to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above. See Instructions 1 and 5 of the ADS Letter of Transmittal.

        Guaranteed Delivery.    An ADS holder who desires to tender ADSs pursuant to the U.S. Offer and whose depositary receipts for such ADSs are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Receiving Agent prior to the Expiration Date, may tender such ADSs by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed ADS Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Receiving Agent (as provided below) prior to the Expiration Date; and

  •
  the ADRs for all tendered ADSs, in proper form for transfer (or a Book-Entry Confirmation with respect to all such ADSs), together with a properly completed and duly executed ADS Letter of Transmittal (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the ADS Letter of Transmittal), and any other required documents, are received by the Receiving Agent within three trading days after the date of execution of such ADS Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

        The ADS Notice of Guaranteed Delivery may be delivered by hand to the Receiving Agent or transmitted by telegram, facsimile transmission or mail to the Receiving Agent and must include a guarantee by an Eligible Institution in the form set forth in such ADS Notice of Guaranteed Delivery.

        The method of delivery of ADSs, the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) depositary receipts for (or a Book-Entry Confirmation with respect to) such ADSs, (b) an ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the ADS Letter of Transmittal.

        Appointment as Proxy.    By executing and delivering an ADS Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of an ADS Letter of Transmittal), the tendering ADS holder irrevocably appoints designees of Purchaser as such ADS holder's proxies, each with full power of substitution, to the full extent of such ADS holder's rights with respect to the ADSs tendered by such ADS holder and accepted for payment by Purchaser and with respect to any and all cash dividends, distributions, Shares, rights, or other securities issued or issuable in respect of such ADSs or the underlying Shares on or after the date of this U.S. Offer to Purchase (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered ADSs. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment ADSs tendered by such ADS holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and with respect to any and all Distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the ADSs purchased and related Distributions for which the appointment is effective, be empowered to exercise all voting and other rights of such ADS holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon Purchaser's payment for such ADSs, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law and the deposit agreement with respect to such ADSs and Distributions, including instructing the custodian as to voting at any meeting of Genset shareholders.

(b)
Shares

        Valid Tenders.    To validly tender Shares pursuant to the U.S. Offer, (a) a properly completed and duly executed Share Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the Share Form of Acceptance and any other documents specified in the Share Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent prior to the Expiration Date.

        Book-Entry Transfer.    The Receiving Agent will establish an account with respect to the Shares to be tendered into the U.S. Offer with its custodian in France, BNP Paribas, which has an account through Euroclear, France. Any financial institution that is a participant in Euroclear's systems may make a book-entry transfer of Shares by causing Euroclear to transfer such Shares into the account of the Receiving Agent at its custodian in France, BNP Paribas, in favor of the Receiving Agent in accordance with Euroclear's procedures for such transfer. You should, thus, instruct your broker to tender the number of Shares you wish to tender by book-entry transfer to the Receiving Agent's account at BNP Paribas (details of which are set forth in the Share Form of Acceptance). Although delivery of the Shares must be effected through book-entry transfer, the Share Form of Acceptance, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date and a confirmation of a book-entry transfer of Shares into the Receiving Agent's account at BNP Paribas as described above must be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

        The method of delivery of the Share Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry with respect to such Shares, (b) a Share Form of Acceptance

(or a manually executed copy thereof), properly completed and duly executed, and (c) any other documents required by the Share Form of Acceptance.

        Appointment as Proxy.    By executing and delivering a Share Form of Acceptance as set forth above, the tendering holder irrevocably appoints designees of Purchaser as such holder's proxies, each with full power of substitution, to the full extent of such holder's rights with respect to the Shares tendered by such holder and accepted for payment by Purchaser and with respect to any and all Distributions in respect of such Shares on or after the date of this U.S. Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such Shares (and with respect to any and all Distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares and related Distributions for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and Distributions, including voting at any meeting of Genset shareholders.

(c)
OCEANEs

        Valid Tenders.    To validly tender OCEANEs pursuant to the U.S. Offer, (a) a properly completed and duly executed OCEANE Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the OCEANE Form of Acceptance and any other documents specified in the OCEANE Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) such OCEANEs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent prior to the Expiration Date.

        Book-Entry Transfer.    The Receiving Agent will establish an account with respect to the OCEANEs to be tendered into the U.S. Offer with its custodian in France, BNP Paribas, which has an account through Euroclear, France. Any financial institution that is a participant in Euroclear's systems may make a book-entry transfer of OCEANEs by causing Euroclear to transfer such OCEANEs into the account of the Receiving Agent at BNP Paribas, in favor of the Receiving Agent in accordance with Euroclear's procedures for such transfer. You should, thus, instruct your broker to tender the number of OCEANEs you wish to tender by book-entry transfer to the Receiving Agent's account at BNP Paribas (details of which are set forth in the OCEANE Form of Acceptance). Although delivery of the OCEANEs must be effected through book-entry transfer, the OCEANE Form of Acceptance, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date and a confirmation of a book-entry transfer of OCEANEs into the Receiving Agent's account at BNP Paribas as described above must be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

        The method of delivery of the OCEANE Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, payment for OCEANEs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry with respect to such OCEANEs, (b) an OCEANE Form of Acceptance (or a manually executed copy thereof), properly completed and duly executed, and (c) any other documents required by the OCEANE Form of Acceptance.

        Appointment as Proxy.    By executing and delivering an OCEANE Form of Acceptance as set forth above, the tendering holder irrevocably appoints designees of Purchaser as such holder's proxies, each with full power of substitution, to the full extent of such holder's rights with respect to the OCEANEs tendered by such holder and accepted for payment by Purchaser. All such proxies will be considered coupled with an interest in the tendered OCEANEs. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment OCEANEs tendered by such holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder with respect to such OCEANEs will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the OCEANEs for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper. Purchaser reserves the right to require that, in order for OCEANEs to be deemed validly tendered, immediately upon Purchaser's payment for such OCEANEs, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such OCEANEs.

(d)
Warrants

        Valid Tenders.    To validly tender Warrants pursuant to the U.S. Offer, a properly completed and duly executed Warrant Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the Warrant Form of Acceptance, with any documents required by the Warrant Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date.

        The method of delivery of the Warrant Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent.

        Other Requirements.    Notwithstanding any provision hereof, payment for Warrants accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of a Warrant Form of Acceptance (or a manually executed copy thereof), properly completed and duly executed, and any other documents required by the Warrant Form of Acceptance.

        Appointment as Proxy.    By executing and delivering a Warrant Form of Acceptance, the tendering Warrant holder irrevocably appoints designees of Purchaser as such Warrant holder's proxies, each with full power of substitution, to the full extent of such Warrant holder's rights with respect to the Warrants tendered by such Warrant holder and accepted for payment by Purchaser. All such proxies will be considered coupled with an interest in the tendered Warrants. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Warrants tendered by such Warrant holder as provided herein.

(e)
General

        Binding Agreement.    The valid tender of Securities pursuant to one of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the U.S. Offer. Our acceptance for payment of Securities, as described above, will constitute a binding agreement between the tendering Security holder and us upon the terms and subject to the conditions of the U.S. Offer. Under no circumstances will interest be paid by us on the purchase price of the Securities, regardless of any extension of the U.S. Offer or any delay in making such payment.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Securities will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Securities of any particular Security holder whether or not similar defects or irregularities are waived in the case of any other Security holder. No tender of Securities will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of us, any of our affiliates or assigns, the Receiving Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal and the Forms of Acceptance and the Instructions thereto) will be final and binding.

4.    Withdrawal Rights

        Securities tendered pursuant to the U.S. Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable, except that, unless we have previously accepted them for payment, Securities tendered may also be withdrawn at any time after September 14, 2002 until we accept them for payment. We have requested from the Commission exemptive relief from Section 14(d)(5) of the Exchange Act, so that Securities tendered in this offer may not be withdrawn during the period from the Expiration Date until the CMF announces the final results of the Offers and we have made arrangements for payment. As a result, you will not have the right to withdraw Securities during that period unless the Commission denies our request.

        For a withdrawal of Securities to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Securities to be withdrawn, the type and number of Securities to be withdrawn and the name of the record holder of the Securities to be withdrawn, if different from that of the person who tendered such Securities. In the case of ADSs, if ADRs evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the Receiving Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADSs have been tendered for the account of an Eligible Institution. If Securities have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear, France to be credited with the withdrawn Securities. If depositary receipts representing the ADSs have been delivered or otherwise identified to the Receiving Agent, the name of the registered owner and the serial numbers shown on such depositary receipts must also be furnished to the Receiving Agent prior to the physical release of such depositary receipts.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of us, any of our affiliates or assigns, the Receiving Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be retendered by following one of the procedures for tendering Securities described in Section 3 at any time prior to the Expiration Date.

        If we extend the U.S. Offer, are delayed in our acceptance for payment of Securities or are unable to accept for payment Securities pursuant to the Offers for any reason, then, without prejudice to our rights under this offer, but subject to the applicable rules of the Commission, the Receiving Agent may, nevertheless, on our behalf, retain tendered Securities, and such Securities may not be withdrawn except to the extent that tendering security holders are entitled to withdrawal rights as set forth in this Section 4.

        In the event we provide a Subsequent Offering Period following the U.S. Offer, no withdrawal rights will apply to Securities tendered during such Subsequent Offering Period or to Securities previously tendered in the U.S. Offer and accepted for payment.

5.    Certain French and United States Federal Income Tax Considerations

        The following is a summary of the material French and U.S. federal income tax consequences of an exchange of Securities for cash pursuant to the U.S. Offer or any subsequent minority buy-out offer or squeeze-out. This discussion applies to you only if you are a beneficial owner of Securities and are:

  •
  a citizen or resident of the United States;

  •
  a U.S. domestic corporation; or

  •
  otherwise subject to U.S. federal income tax on a net income basis with respect to income from the Securities.

        This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. We have assumed that you are familiar with the tax rules applicable to investments in securities generally, and with any special rules to which you may be subject. In particular, the discussion below deals only with investors that hold Securities as capital assets, and does not address the tax treatment of investors that are subject to special rules, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  broker-dealers;

  •
  investors that hold Securities as part of a hedge, constructive sale, straddle, or conversion transaction;

  •
  investors that have acquired Securities upon exercise of employee options or otherwise as compensation; and

  •
  investors that have at any time held 5% or more of any class of Genset's stock.

        In addition, this discussion does not address U.S. state or local taxation or taxation by countries other than the United States and France.

        This summary is based on laws, treaties, judicial decisions, and regulatory interpretations in effect on the date hereof, all of which are subject to change. You should consult your own tax advisers as to the French, U.S. federal, and other tax consequences to you of the U.S. Offer and any subsequent minority buy-out offer or squeeze-out, including the tax consequences arising from your own unique facts and circumstances.

        U.S. Federal Income Taxation.    If you exchange Securities for cash pursuant to the U.S. Offer or any subsequent minority buy-out offer or squeeze-out, you will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Securities. Such gain or loss will be long-term capital gain or loss if your holding period in the Securities is more than one year at the time of the exchange. Long-term capital gain of a non-corporate U.S. holder is generally subject to a maximum tax rate of 20%. Your ability to use capital losses to offset ordinary income is limited.

        U.S. Federal Backup Withholding Tax.    All payments to which a holder would be entitled pursuant to the U.S. Offer or any subsequent minority buy-out offer or squeeze-out will be subject to U.S. federal backup withholding tax at a rate of 30%, unless the holder (i) is a corporation, non-U.S. person, or other exempt recipient; or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Each holder that is a U.S. person should complete and sign the Substitute Form W-9 that is included with the ADS Letter of Transmittal or applicable Form of Acceptance, to be returned to the Receiving Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Receiving Agent. In order for a holder that is not a U.S. person to qualify as an exempt recipient, the holder must generally submit a Form W-8BEN attesting to the holder's exempt foreign status.

        French Taxation.    If you are not resident in France for French tax purposes, you will generally not be subject to French tax in respect of an exchange of Securities for cash pursuant to the U.S. Offer or any subsequent minority buy-out offer or squeeze-out, unless the Securities are registered on the books of a French permanent establishment that you maintain.

6.    Price Range of Shares, ADSs and OCEANEs; Dividends

        According to Genset's Annual Report on Form 20-F for the fiscal year ended December 31, 2001 the Shares and OCEANEs are traded on the Nouveau Marché of Euronext Paris S.A. ("Euronext"), and the ADSs, each representing one-third of a Share, are listed on the Nasdaq National Market under the symbol "GENXY". The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on Euronext, per ADS on Nasdaq and per OCEANE on Euronext as reported in Genset's Form 20-F with respect to Shares and ADSs for the periods occurring in fiscal years 2000 and 2001 and as reported by published financial sources with respect to the OCEANEs and with respect to Shares and ADSs for the first three quarters of fiscal year 2002:

	Shares		Genset Securities ADSs		OCEANEs
	(Price Per Share (€))		(Price Per ADS ($))		(Price Per OCEANE (€))
Calendar Period
	High	Low	High	Low	High	Low
2000:
First Quarter	€249.9	€54.3	$78.9	$18.8	N/A	N/A
Second Quarter(1)	€108.5	€60.0	$34.5	$17.8	€98.4	€90.1
Third Quarter	€98.9	€63.1	$29.6	$19.4	€101.0	€85.0
Fourth Quarter	€99.7	€41.1	$29.1	$11.9	€98.0	€75.0
2001:
First Quarter	€60.7	€8.4	$20.0	$2.4	€85.0	€50.0
Second Quarter	€17.3	€10.1	$5.0	$3.0	€54.0	€35.5
Third Quarter	€11.5	€1.8	$3.5	$0.6	€31.0	€20.0
Fourth Quarter	€10.7	€2.8	$2.9	$0.9	€32.0	€20.0
2002:
First Quarter	€8.5	€5.4	$2.6	$1.5	€25.0	€17.5
Second Quarter	€6.9	€2.3	$2.0	$0.7	€22.0	€21.0
Third Quarter (through July 15)	€9.8	€8.6	$3.1	$3.0	€101.0	€97.8

(1)
In the case of OCEANEs, from June 27, 2000.

        On June 18, 2002, the last trading day before suspension of trading of Genset's Shares and ADSs due to Genset's announcement that it was engaged in preliminary discussions for a strategic transaction, the reported closing price of the Shares on Euronext was €4.09 per Share and the closing price of the ADSs as reported on Nasdaq was U.S.$1.49 per ADS. The last sale of OCEANEs on Euronext, prior to June 19, 2002, took place on May 23, 2002. On May 23, 2002, the reported closing price of the OCEANEs on Euronext was €20.99 per OCEANE. On July 15, 2002, the last trading day before Purchaser commenced this offer, the closing price of the Shares on Euronext was €9.47 per Share, the closing price of the OCEANEs on Euronext was €98.00 per OCEANE and the closing price of the ADSs on Nasdaq was U.S.$3.10 per ADS. There is no market for Warrants. Genset has never paid dividends on the Shares or ADSs. Security holders are urged to obtain a current market quotation for the Securities.

7.    Possible Effects of the Offers on the Market for Genset's Securities; Nasdaq Listing; Exchange Act Registration and Margin Regulations

        Possible Effects of the Offers on the Market for the Securities.    The purchase of Securities pursuant to the Offers will reduce the number of Securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Securities held by the public. The purchase of Securities pursuant to the Offers can also be expected to reduce the number of holders of Securities. Purchaser cannot predict whether the reduction in the number of Securities that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Securities or whether it would cause future market prices to be greater or less than the price offered for such Securities in the Offers.

        Nasdaq Listing of ADSs.    Depending upon the number of Shares and ADSs purchased pursuant to the Offers, the ADSs may no longer meet the requirements for continued listing on Nasdaq. According to published guidelines for the Nasdaq National Market, Nasdaq would consider delisting the ADSs if, among other things, the number of publicly held ADSs falls below 750,000, the total number of holders of ADSs falls below 400 or the average total global value of Genset's ADSs over a consecutive 30-trading day period is less than $15,000,000. ADSs held by officers or directors of Genset, or by any beneficial owner of 10 percent or more of the ADSs, ordinarily will not be considered as being publicly held for this purpose. According to Genset, as of July 2, 2002, there were 6,944,007 ADSs outstanding, representing 2,314,669 Shares, or approximately 28.6 percent of the total share capital outstanding. Even if the ADSs continue to meet the listing requirements of Nasdaq, it is our intention to seek to cause Genset to effect the delisting of the ADSs from Nasdaq as promptly as practicable after the completion of the Offers. Voluntary delisting is accomplished upon written notice to Nasdaq.

        If, as a result of the purchase of ADSs pursuant to the U.S. Offer or otherwise, the ADSs no longer meet the requirements of Nasdaq for continued listing and the listing of the ADSs is discontinued, or if the ADSs are voluntarily delisted, the market for the ADSs could be adversely affected.

        We may also request that Genset terminate the existing deposit agreement with The Bank of New York, through which the ADS program is operated.

        Exchange Act Registration.    The Shares and ADSs are currently registered under the Exchange Act. The purchase of Shares and ADSs pursuant to the Offers may result in the Shares and ADSs becoming eligible for deregistration under the Exchange Act. Registration of the Shares and ADSs may be terminated by Genset upon application to the Commission if the outstanding ADSs are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of ADSs resident in the United States.

        Termination of registration of the Shares and ADSs under the Exchange Act would reduce the information required to be furnished by Genset to its security holders and to the Commission and would make certain provisions of the Exchange Act, such as the requirement of furnishing an annual report to security holders, no longer applicable with respect to the ADSs. In addition, if the ADSs are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Genset. Furthermore, the ability of "affiliates" of Genset and persons holding "restricted securities" of Genset to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the ADSs under the Exchange Act were terminated, the ADSs would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on Nasdaq. We intend to seek to cause Genset to apply for termination of registration of the Shares and ADSs as soon as possible after consummation of the Offers if the requirements for termination of registration are met.

        Margin Regulations.    The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such ADSs as collateral. If the ADSs cease to be listed on Nasdaq or any other U.S. national securities exchange, the ADSs might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the ADSs would be ineligible as collateral for margin loans made by brokers.

8.    Certain Information Concerning Genset

        Genset is a genomics-based biotechnology company focused on generating a pipeline of drug targets and candidates in the areas of central nervous system and metabolic disorders. Genset has successfully used its integrated technology platform and association studies approach to identify and characterize drug targets and drug response markers in the fields of central nervous system, metabolic and other diseases. Genset has focused its efforts on developing a general approach capable of elucidating the function of genes, and in particular on identifying the genes associated with common diseases. This approach, based on association studies, and made possible by the combination of Genset's various integrated technologies, can be used to identify genes associated with different clinical characteristics, from the susceptibility to developing complex diseases to the individual variations in drug response. Genset's principal office is located at 24, rue Royale, 75008 Paris, France and its telephone number is (33-1) 01-55-04-59-00.

        According to information provided by Genset, as of July 2, 2002, there were (i) 8,104,850 Shares (including Shares represented by ADSs) outstanding; (ii) 6,944,007 ADSs outstanding (representing 2,314,669 Shares); (iii) 522,223 OCEANEs outstanding; and (iv) 34,000 Warrants outstanding. In addition, 25,000 Warrants have been granted but not yet subscribed for.

        Except as otherwise set forth herein, the information concerning Genset contained in the U.S. Offer to Purchase has been furnished by Genset or taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of us, any of our affiliates or assigns, the Dealer Manager, the Information Agent or the Receiving Agent assumes responsibility for the accuracy or completeness of the information concerning Genset contained in such documents and records or for any failure by Genset to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Serono or Purchaser, any of their affiliates or assigns, the Dealer Manager, the Information Agent or the Receiving Agent.

        Available Information.    The Shares and ADSs are registered under the Exchange Act and, accordingly, Genset is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the

Commission's office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

9.    Certain Information Concerning Purchaser and Serono

        Serono.    Serono is the third largest biotechnology group in the world and the largest in Europe based on 2001 total revenues of $1,376.5 million. Serono has a global presence with operations in 45 countries, production facilities in eight countries and sales in over 100 countries.

        Serono currently focuses on the niche markets of reproductive health, neurology, growth and metabolism, where it has established strong positions. As a biotechnology company, research and development are central to Serono's efforts to strengthen its business. Serono's in-house R&D capabilities, spanning a variety of disciplines, and its numerous external collaborations, enhance its ability to introduce new compounds into development. It currently has over 30 projects in its development pipeline. Serono has integrated operations that allow it to manufacture and market the products it derives from its R&D efforts. Serono's 1,300 sales and marketing personnel sell its products primarily by targeting prescribing physicians in its highly specialized niche markets.

        Serono's principal office is located at 15bis Chemin des Mines, Case Postale 54, CH-1211 Geneva 20, Switzerland. Serono's telephone number is 41-22-739-3000. Bertarelli & Cie, a partnership limited by shares with its principal offices at Chéserex (Vaud), Switzerland, holds 51.7% of Serono's capital and 60.9% of Serono's voting rights. Ernesto Bertarelli, Serono's Chief Executive Officer, controls Bertarelli & Cie.

        Purchaser.    Purchaser is an indirect wholly-owned subsidiary of Serono that was established to serve primarily as a holding company for the French entities of Serono. Serono's French activities, through subsidiaries of Purchaser, include trading activity relating to Serono's products in France and a manufacturing facility in the Bordeaux area. Purchaser may also serve as a vehicle for acquisitions and management of new investments, particularly in France.

        Purchaser's principal office is located at 738, rue Yves Kermen, 92100 Boulogne, France. Purchaser's telephone number is 33-1-47-61-13-13.

        All of the outstanding stock of Purchaser is owned by Serono B.V., an indirect wholly-owned subsidiary of Serono organized under the laws of The Netherlands. Serono B.V. serves primarily as a holding company and financing subsidiary for Serono's operations outside of Switzerland. Serono B.V.'s principal office is located at Alexanderstraat 3-5, 2514 JL's-Gravenhage, The Netherlands.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and executive officers of Serono and of the members of the board of directors and executive officers of Purchaser are set forth in Schedule A to this U.S. Offer to Purchase.

        None of Serono, Purchaser or, to the best of our knowledge, any of the persons listed in Schedule A to this U.S. Offer to Purchase, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or a finding of any violation of United States federal or state securities laws.

        Except as described in this U.S. Offer to Purchase, none of Serono, Purchaser, any associate or majority owned subsidiary of Serono or Purchaser or, to the best of our knowledge, any of the persons listed in Schedule A to this U.S. Offer to Purchase (a) beneficially owns or has a right to acquire any Securities or any other equity securities of Genset, (b) has effected any transaction in Securities or any other equity securities of Genset during the past 60 days, or (c) has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Genset (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). In the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between Serono or Purchaser or any of their respective subsidiaries or, to Purchaser's knowledge, any of the persons listed in Schedule A, on the one hand, and Genset or any of its executive officers, directors or affiliates, on the other hand. Except as set forth elsewhere in this U.S. Offer to Purchase, in the past two years, there have been no negotiations, transactions or material contacts between Serono, Purchaser or any of their subsidiaries or, to our knowledge, any of the persons listed in Schedule A, on the one hand, and Genset or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Genset's securities, an election of Genset's directors or a sale or other transfer of a material amount of assets of Genset.

10.  Background of the Offers; Contacts with Genset

        Serono and Genset have been negotiating a research and license agreement since July 2001. Under this proposed agreement, Genset would provide access to a number of cDNA clones along with related bioinformatic data to Serono, but would reserve the sole right to use the cDNA clones and bioinformatic data to develop drugs in certain fields in which Genset focuses its therapeutic research, in particular diabetes and obesity. Serono would a have an option to obtain a license to one or more of the cDNA clones and related intellectual property rights. Serono would pay an initial sum of $5,000,000 plus license fees on the exercise of an option and milestones and royalties in the event of the development of products derived from one of the clones. Finalization of the agreement is suspended until the results of the Offers are published.

        During the course of these discussions and as part of a continuing strategic review undertaken by Serono, our management identified a combination with Genset as an attractive opportunity in the further development of Serono as an integrated and highly productive biotech organization. On March 5, 2002, we retained J.P. Morgan plc as our financial advisor in connection with a possible acquisition of Genset.

        On April 12, 2002, Silvano Fumero, Senior Executive Vice President and Head of Research and Pharmaceutical Development for Serono, contacted André Pernet, then Chief Executive Officer of Genset, to express an interest in meeting with Genset. Following the initial call, Ernesto Bertarelli, Chief Executive Officer of Serono, called Mr. Pernet on April 23, 2002, to confirm that a meeting would occur on April 30, 2002. As a result of these calls, on April 30, 2002, Mr. Bertarelli and Mr. Fumero met in Paris with Mr. Pernet, Marc Vasseur, the current Chief Executive Officer of Genset, and Daniel Cohen, the current Chief Scientific Officer of Genset. At this meeting, Mr. Bertarelli stated for the first time that Serono would like to initiate preliminary discussions on a potential acquisition transaction. The Genset representatives expressed interest in the principle of the proposal and suggested further meetings on May 20 and 21, 2002.

        On May 6, 2002, Genset and Serono entered into a confidentiality agreement to permit them to further explore the possibility of a transaction, which confidentiality agreement was amended on June 3, 2002.

        On May 15, 2002, Mr. Pernet was replaced by Mr. Vasseur as Chief Executive Officer of Genset.

        On May 20 and 21, 2002, Serono representatives, together with Serono's financial advisors, met with Genset representatives and Genset's financial advisors at Serono's offices in Geneva. The Genset representatives at these meetings included: Mr. Vasseur, Mr. Cohen, Edmund Olivier de Vezin, a member of the board of directors of Genset, Jonathan Burnham, then General Counsel of Genset, Hiroaki Tanaka, Vice President Bioinformatics for Genset, John Varian, acting Chief Financial Officer of Genset, and Jeffery Vick, Vice President Worldwide Business Development and Licensing for Genset. The Serono representatives included: Mr. Bertarelli, Mr. Fumero, Jacques Theurillat, Deputy Chief Executive Officer of Serono, Leon Bushara, Vice President & Head of Business Development for Serono, Nathalie Joannes, General Counsel of Serono, Giampiero De Luca, Chief Intellectual Property Counsel of Serono, and Andrea Buscaglia, Vice President of Corporate Finance at Serono. During these meetings, the participants discussed a mutual interest in the acquisition of Genset by Serono, and agreed to a framework for discussions and a timetable. The discussions at these meetings included terms of a possible tender offer for the outstanding securities of Genset by Serono and Serono's concerns regarding clause 19.5 of Genset's by-laws (statuts), which capped the voting rights of any shareholder at 20%.

        On May 29, 2002, Messrs. Bertarelli, Fumero and Theurillat met with Messrs. Vasseur and Cohen to visit the Evry research facility of Genset and to confirm the common understandings of the meetings of May 20 and May 21 and to organize the due diligence process.

        On June 3, 2002, Mr. Bertarelli, on behalf of Serono, sent a letter to Genset setting forth Serono's proposal for the acquisition. On June 4, 2002, Mr. Vasseur acknowledged receipt of the letter. Mr. Vasseur's letter indicated a willingness to proceed with the due diligence process, while indicating a need for further negotiations on the terms of the proposal.

        From June 5, 2002 until June 14, 2002, Serono and its advisors conducted due diligence sessions at the offices of Genset's legal advisors in Paris as well as selected site visits to Genset's head office in Paris and the Evry research center. On June 5, Mr. Vasseur and Mr. Cohen met with Mr. Theurillat and François Naef, Senior Executive Vice President-Human Resources of Serono, in Geneva to discuss managerial and integration issues.

        On June 19, 2002, trading of Genset's Shares and OCEANEs was suspended on Euronext and trading of Genset's ADSs was suspended on Nasdaq. Genset announced at that time that it was engaged in preliminary discussions concerning a possible strategic transaction.

        On June 20, 2002, Mr. Vasseur, Mr. Cohen, Mr. Theurillat and Andrew Galazka, Senior Vice President of Scientific Affairs at Serono, met in Paris to discuss the general terms of the proposed tender offer.

        On June 21, 2002, Genset announced that the discussions were ongoing with regard to a possible cash tender offer, conditioned on the removal of clause 19.5 of Genset's by-laws at Genset's shareholder meeting on June 26, 2002.

        On June 24, 2002, Mr. Cohen met Mr. Fumero and Mr. Theurillat in Geneva to discuss the potential scientific synergies of the transaction. Also on June 24, Genset initiated a call between its representatives, including Mr. Vasseur, Mr. de Vezin, Malcolm Bates, the current General Counsel of Genset, and Mr. Burnham, and Serono representatives, including Mr. Theurillat and Mr. Buscaglia. The parties' financial advisors were also present for this call. The purpose of the call was to discuss the final terms of the offer.

        On June 25, 2002, Serono sent to Genset a letter describing Serono's final proposal for a tender offer for the outstanding securities of Genset.

        On June 25, 2002, a special meeting of the Genset board of directors was held at which the Genset board voted unanimously to recommend the offer and sent a certified copy of the minutes of the meeting to Serono.

        On June 26, 2002, Serono and Genset issued a joint press release announcing the proposed transaction. At the shareholders meeting later that day, Genset's shareholders voted to repeal clause 19.5 of Genset's by-laws. J.P. Morgan & Cie S.A. and Lehman Brothers International (Europe) then filed with the CMF a letter containing the terms of the International Offer, and Purchaser and Genset filed with the COB a draft of the offer documentation with respect to the International Offer. Following the filing with the CMF, the CMF published on the same day the material terms of our International Offer in an official notice (avis de dépôt).

        On July 2, 2002, trading in Genset's Shares and OCEANEs resumed on Euronext and trading of Genset's ADSs resumed on Nasdaq.

        On July 3, 2002, the CMF declared the International Offer receivable and, on July 4, 2002, published a declaration to that effect (avis de recevabilité). On July 11, 2002, the COB granted its visa with respect to the offer documentation for the International Offer. On July 15, 2002, the CMF published the notice of opening of the International Offer (avis d'ouverture).

        On July 16, 2002, the International Offer and the U.S. Offer were formally commenced in France and in the United States.

11.  Purpose of the Offers and Plans for Genset

        The purpose of the Offers is for Serono to acquire all the equity interest in, and control of, Genset. In connection with the Offers, we have reviewed, and will continue to review, various possible business strategies that we might consider in the event that Purchaser acquires control of Genset pursuant to the Offers. If, as and to the extent that Purchaser acquires control of Genset, Purchaser intends to conduct a detailed review of Genset and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in Genset's business, corporate structure, by-laws, capitalization, management or dividend policy.

        We will not definitively determine the desired composition of Genset's board of directors until after the Offers have been successfully completed; however, we do intend to have majority representation on the board. Messrs. Marc Vasseur and Daniel Cohen will remain members of Genset's board. Mr. Vasseur will remain Chairman and Chief Executive Officer, and Mr. Cohen will remain the Chief Scientific Officer and a deputy CEO, of Genset.

        Genset's board of directors has decided that its laboratory facility located in San Diego, California will be closed and some physical assets located at such facility will be sold. Genset will close its San Diego operations if the Offers are not completed, and we intend to have Genset proceed with the closure if the Offers are successful.

        It is also contemplated that, after successful completion of the Offers, Genset's headquarters at Rue Royale in Paris, France, would be closed and its activities would be transferred to Genset's site in Evry, France. We have informed Genset that, based upon the information that we have to date, we estimate that the number of Genset employees in France would be reduced by approximately 20%, with this reduction relating principally to administrative personnel.

        After the Offers, we would cause Genset to propose that those employees who participated in the November 2001 stock option regrant program renounce their replacement options and, in lieu of each option, agree to receive a cash payment equal to the difference between € 9.75 (the offer price per Share) and € 4.09 (the closing price per Share on Euronext Paris on the last trading day before the announcement of the Offers). This cash payment would be made in three installments: the first installment to be paid shortly after the closing of the Offers, the second to be paid approximately six months after the first installment, and the third to be paid approximately 12 months after the first installment.

        We currently want to own 100% of Genset. If, following the Offers, we own Shares representing at least 95% of the voting rights of Genset, we may (but will not be obligated to) make a minority buy-out offer that could be followed by a squeeze-out (an offre publique de retrait that could be followed by a retrait obligatoire) for the remaining Genset Shares (including Shares represented by ADSs) still held by the public. Any minority buy-out offer and squeeze-out could be made only with the approval of the CMF.

        If the minority buy-out offer and squeeze-out take place, Purchaser will own all of the Shares of Genset and all other holders of Shares or ADSs will receive in the minority buy-out offer and squeeze-out cash in an amount that is reviewed by the CMF on the basis of a fairness opinion issued by an independent appraiser, the appointment of which is approved by the CMF and not objected to by the COB, but which amount is currently intended to be the same price paid in the Offers.

        If the Offers are successfully completed, Serono, Purchaser or other affiliates of Serono may seek to acquire additional Securities through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as any of them shall determine, which may be more or less than the price offered in the Offers. Serono and its affiliates also reserve the right to dispose of any or all Securities acquired by them.

        Except as disclosed in this U.S. Offer to Purchase, neither Purchaser nor Serono has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving Genset or its subsidiary, or any material changes in Genset's capitalization, corporate structure or business or in the composition of its management or board of directors.

12.  Source and Amount of Funds

        Purchaser estimates that the total amount of funds required to purchase all outstanding Securities pursuant to the U.S. Offer and to pay related fees and expenses will be approximately €140 million. Serono B.V., a wholly owned subsidiary of Serono and the direct parent of Purchaser, has firmly committed to, and will provide Purchaser with all such funds. These funds may be provided principally as a loan, but possibly also as a capital contribution, in Serono B.V.'s discretion. Serono B.V. will provide the funds to Purchaser from cash on hand and cash generated from general corporate activities. Serono and Purchaser do not have alternate financing arrangements or plans.

13.  Certain Conditions of the U.S. Offer

        Notwithstanding any other term of the U.S. Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Securities promptly after the termination or withdrawal of the U.S. Offer), to pay for any Securities tendered in the U.S. Offer and may terminate or amend the U.S. Offer, as described above:

  •
  unless, as of the Expiration Date, the number of Shares (including Shares represented by ADSs) and OCEANEs validly tendered and not withdrawn prior to the expiration of the Offers,

    together, represent an aggregate of at least two-thirds of the voting rights of the then-outstanding Shares (including Shares represented by ADSs) on a diluted basis taking into account the votes of Shares that would be issued upon conversion of OCEANEs; or

  •
  if the International Offer is withdrawn or terminated in accordance with its terms and French law.

        The foregoing conditions are for the sole benefit of Purchaser and, regardless of the circumstances, may be asserted by Purchaser at any applicable time or from time to time prior to the acceptance for payment of Securities, or may be waived by Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the applicable rules and regulations of the Commission and to French law and regulations. Purchaser will not, however, waive the Minimum Tender Condition unless, at the same time, we also waive the Minimum Tender Condition to the International Offer. The failure of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any applicable time and from time to time.

        Under French law, the circumstances in which Purchaser may withdraw or terminate the International Offer are limited. In addition to the failure of the Minimum Tender Condition to the International Offer, the CMF's rules provide that Purchaser will have the ability to withdraw its tender offer within five trading days following the date of publication of the timetable of a competing offer or increased bid by a competing bidder. In addition, Purchaser may request from the CMF the authorization to withdraw its tender offer if, during the offer period, Genset adopts measures which are certain and result in a modification of its substance or if the offer becomes without purpose.

14.  Certain Legal Matters

        General.    Except as otherwise set forth in this U.S. Offer to Purchase, based on Purchaser's review of publicly available filings by Genset with the Commission and other information regarding Genset, Purchaser is not aware of any licenses or other regulatory permits which appear to be material to the business of Genset and which might be adversely affected by the acquisition of Securities by Purchaser pursuant to the U.S. Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Securities by Purchaser pursuant to the U.S. Offer. In addition, Purchaser is not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser's acquisition or ownership of the Securities. Should any such approval or other action be required, Purchaser currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Genset's or Purchaser's business or that certain parts of Genset's or Purchaser's business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken.

        Other Laws.    Genset and Purchaser and certain of their respective subsidiaries conduct business in several countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offers. Purchaser is not currently aware of any filing that is required. Purchaser and Genset are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

15.  Fees and Expenses

        Purchaser has retained the Dealer Manager, the Receiving Agent and the Information Agent in connection with the U.S. Offer. Each of the Dealer Manager, the Receiving Agent and the Information Agent will receive customary compensation and reimbursement for reasonable out-of-pocket expenses and each may be indemnified against certain liabilities in connection with the U.S. Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent and the Dealer Manager may contact holders of Securities by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the U.S. Offer materials to beneficial holders of Securities.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Securities pursuant to the U.S. Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

16.  Miscellaneous

        The distribution of this document and the making of this offer may, in certain jurisdictions, be restricted by law. This offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of this offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Securities in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of Securities tendered in connection therewith would not be in compliance with the applicable law, we will make a good faith effort to comply with any such law. If after such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Securities in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Purchaser has filed with the Commission a Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under "Available Information."

        No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this U.S. Offer to Purchase or in the ADS Letter of Transmittal or the Forms of Acceptance and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this U.S. Offer to Purchase nor any purchase pursuant to the U.S. Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Genset or any of their respective subsidiaries since the date as of which information is furnished or the date of this U.S. Offer to Purchase.

Serono France Holding S.A.
July 16, 2002

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE
EXECUTIVE OFFICERS OF SERONO AND PURCHASER

Serono S.A.

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Serono. Unless otherwise indicated, the business address of each such person is 15bis Chemin des Mines, Case Postale 54, CH-1211 Geneva 20, Switzerland.

Directors	Current Principal Occupation or Employment Material Positions Held during the Past Five Years
Georges Muller	Chairman of the Board of Serono; Chairman of the Board of Société Générale de Surveillance

Georges Muller has been the Chairman of our board since 1999 and a board member since 1992. He has practised law with the firm of Bourgeois, Muller, Pidoux & Partners in Lausanne, Switzerland for the past 25 years. He retired as professor of commercial law at the University of Lausanne School of Law in June 2000 and currently holds the title of Honorary Professor. He is Chairman of the board of directors of Société Générale de Surveillance and is a director of Banque du Gothard, Comptoir Suisse, Defi Holding, ISREC, NMT New Medical Technologies, Rentenanstalt-Swiss Life, "La Suisse" Assurances and Bertarelli & Cie. He has worked at the Federal Tax Administration, Division of International Tax Law, in Berne, Switzerland. Mr. Muller received a PhD in law and an undergraduate degree in economics at the University of Lausanne. He also has received an LLM from Harvard University. Mr. Muller is a Swiss national and resident.
Ernesto Bertarelli	Vice-Chairman of the Board, Managing Director and Chief Executive Officer of Serono

Ernesto Bertarelli is our Chief Executive Officer. He is also Vice-Chairman and the Managing Director of the board. Prior to his appointment as Chief Executive Officer in January 1996, Mr. Bertarelli served for five years as Deputy Chief Executive Officer and Vice-Chairman of the board of directors, where he was responsible for finance and operations. Mr. Bertarelli began his career with us in 1985, since which time he has held several positions of increasing responsibility in sales and marketing. Mr. Bertarelli is a director of Bertarelli & Cie, Abacus Conseil et Expertise Comptable SA, a company that manages the Bertarelli family's financial interests, and, since April 18, 2002, a director of UBS AG. He received a bachelor of science degree from Babson College in Boston, Massachusetts, and an MBA from Harvard Business School. Mr. Bertarelli is a Swiss national and resident.

Jacques Theurillat	Deputy Chief Executive Officer and Chief Financial Officer of Serono

Jacques Theurillat has been our Deputy Chief Executive Officer since May 2002 and our Chief Financial Officer since 1996 and has been a director since May 2000. Mr. Theurillat is the Chairman of Industria Farmaceutica Serono S.p.A., our holding company in Italy. He began his career with us in 1987. Since then he has several positions of increasing responsibility relating to tax and financial planning. Mr. Theurillat is a director of Abacus Conseil et Expertise Comptable SA and 21 Invest Partners S.A. Mr. Theurillat has received law degrees from Madrid University and Geneva University and holds a Swiss Federal Diploma (Tax Expert). He also received an MBA from the Madrid School of Finance. Mr. Theurillat is a Swiss national and a resident of France.
Pierre E. Douaze	Director of Serono

Pierre E. Douaze has been a board member since 1998. Until 1998, he was a member of the executive committee and former chief executive officer of the healthcare division of Novartis, the company that resulted from the merger of Sandoz and Ciba Geigy. Before that merger in 1997, Mr. Douaze worked at Ciba Geigy, where he served in various capacities beginning in 1970. In 1991, he became a member of Ciba Geigy's executive committee, with responsibility for healthcare. He currently serves as a board member of the Galenica Group, Switzerland, VIFOR, Chiron Corporation and Devgen. Mr. Douaze received a master of science degree from Federal Polytechnical School and an MBA from INSEAD Fountainebleau. Mr. Douaze is a French national and a resident in Switzerland.
Bernard Mach	Director of Serono; Director of Lonza AG

Bernard Mach has been a board member since 1997. He retired from the University of Geneva Medical School in 1998. Until his retirement, Dr. Mach was the chairman of the department of genetics and microbiology and of the graduate program in molecular and cellular biology and was the Louis Jeantet Professor of Molecular Genetics. From 1977 to 1991, he was chairman of the department of microbiology. Dr. Mach is a former member of the advisory board to the Swiss government, former member of the World Health Organization's Committee on Trans-disease Vaccinology, former president of the Union of Swiss Societies for Experimental Biology and a member of the science policy advisory board of the French government. He is also a founder and former member of the scientific board of Biogen, founder and president of the scientific board of Lombard Odier Immunology Fund and founder and president of NovImmune. Dr. Mach is a director of Lonza AG and Novimmune S.A. Dr. Mach received an MD from the University of Geneva and did his internship and residency at the Harvard Medical School. Dr. Mach is a Swiss national and resident.

Sergio Marchionne	Director of Serono; Vice Chairman of Lonza Group

Sergio Marchionne has been a board member since May 2000. Since February 2002, Mr. Marchionne has served as Chief Executive Officer and a member of the board of directors of Société Générale de Surveillance. From October 2000 until February 2002, Mr. Marchionne served as Chief Executive Officer of Lonza Group, which was spun-off from Alusuisse-Lonza in October 2000. Mr. Marchionne still serves as Vice-Chairman of the Lonza Group. Prior to that he worked at Alussuise-Lonza Group in various capacities, including Chief Financial Officr, and from 1997 as Chief Executive Officer. Mr. Marchionne received an LLB from Osgoode Hall Law School in Toronto, Canada and an MBA from the University of Windsor, Canada. He is a barrister and solicitor and a Chartered Accountant. Mr. Marchionne is a Canadian national and a resident of Switzerland.
Hans Thierstein	Director of Serono; Director of Temtrade S.A.

Hans Thierstein was the Chairman of our board from 1992 until 1999 and has been a board member since 1987. He served as our Chief Financial Officer from 1980 until 1996. Before joining us, Mr. Thierstein was associated with ICN Pharmaceuticals from 1971 to 1980 where he served as vice president and corporate controller and as vice president of corporate development Europe. Prior to that, he was treasurer and area financial manager in the United States and a director of Chesebrough-Pond's, Europe for nine years. From 1996 to 2000, Mr. Thierstein served as a member of the board of the Swiss Society of Chemical Industries. Mr. Thierstein is a director of Temtrade S.A. Mr. Thierstein is a Swiss national and resident.
Additional Executive Officers

Silvano Fumero	Senior Executive Vice-President, Head of Research & Pharmaceutical Development

Silvano Fumero has been our Senior Executive Vice-President, Head of Research & Pharmaceutical Development, since April 1996. He has collaborated with us since 1971 and has held several evolving positions, including General Manager of Istituto di Recerche Biomediche "Antoine Marxer" RBM and Vice-President of one of our divisions, LCG Bioscience. From 1982 to 1989, he was a contract professor of genetic toxicology at the Universities of Milan and Ferrara. Until June 1996, he was the president of the Bioindustry Park Canavese in Ivrea, Italy. Mr. Fumero holds a PhD in biological sciences from the University of Torino. Mr. Fumero is an Italian national and a resident of Switzerland.

Executive Officers	Current Principal Occupation or Employment Material Positions Held during the Past Five Years
Stevo Knezevic	Senior Executive Vice-President, Clinical Development

Stevo Knezevic is our Senior Executive Vice-President, Clinical Development. Prior to his appointment to this position in January 2001, Dr. Knezevic had served as our Vice-President for Development of New Therapies and Medical Director—Europe since October 1999. From 1992 to September 1999, Dr. Knezevic served in senior positions in clinical research and medical management with Hoechst UK and Hoechst Marion Roussel. Prior to 1992, Dr. Knezevic was a neurology professor at the Univesity of Zagreb Medical School, where he continues to hold an appointment as a visiting professor. Dr. Knezevic holds an MD and a PhD from the University of Zagreb Medical School and a Diploma in Pharmaceutical Medicine from the Faculty of Pharmaceutical Medicine of the Royal College of Physicians of the United Kingdom. He was Fulbright Postdoctoral Research Fellow at the Lawrence Berkeley Laboratory of the University of California at Berkeley. Mr. Knezevic is an English national.
Franck Latrille	Senior Executive Vice-President, Manufacturing Operations

Franck Latrille is our Senior Executive Vice-President, Manufacturing Operations. Prior to his appointment to this position in January 2000, Mr. Latrille served for three years as our General Manager, Italian manufacturing operations. From 1994 to 1997, he served as general manager of Sorebio, which he co-founded in 1987. Mr. Latrille joined us in 1994, following our acquisition of Sorebio. Mr. Latrille holds a PhD in animal physiology and biochemistry and an MS degree from the University of Bordeaux. Mr. Latrille is a French national.
François Naef	Senior Executive Vice-President, Human Resources

François Naef is our Senior Executive Vice-President, Human Resources. Prior to his appointment to this position in February 2001, Mr. Naef had served as our General Counsel since November 1999 and had worked in positions of increading responsibility in our legal department since 1988. Mr. Naef also serves a Company Secretary. Prior to joining us, Mr. Naef was an attorney at the Geneva law firms of Combe & de Senarclens and Me Rossetti. Mr. Naef holds a law degree and a master's degree in European law from the University of Geneva. He is a member of the Board of the Swiss Society of Chemical Industries. Mr. Naef is a Swiss national.

Paola Ricci	Senior Executive Vice-President, Worldwide Regulatory Affairs

Paola Ricci is our Senior Executive Vice-President, Worldwide Regulatory Affairs and was appointed to our Executive Committee in March 2001. Prior to her appointment to her current position in October 2000, Ms. Ricci was responsible for our corporate regulatory affairs. She joined us in 1978 and has worked in positions of increasing responsibility in our research and development organization since that time. Ms. Ricci holds a modern languages degree from the International School of Modern Languages in Rome, Italy. Ms. Ricci is an English national.
Jean-Pierre Verhassel	Director of Purchaser; Senior Executive Vice-President, Sales & Marketing

Jean-Pierre Verhassel is our Senior Executive Vice-President, Sales & Marketing. Prior to his appointment to this position in January 2000, Mr. Verhassel served as our Executive Vice President, Manufacturing Operations Worldwide. He joined us in 1987 as Managing Director of our Italian diagnostics business, and in 1988 he was appointed to the position of General Manager of Serono Diagnostic S.A. In 1990, he was promoted to President and Chief Operating Officer of Serono Diagnostics Worldwide, a division which we sold in 1994. He has an engineering degree in radiochemistry and molecular biology from the Rykshoger Institut in Mol, Belgium. Mr. Verhassel is a Belgian national.

SERONO FRANCE HOLDING S.A.

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each such person is 738, rue Yves Kermen, 92100 Boulogne, France. Unless otherwise indicated, each such person is a citizen of France.

Directors and Executive Officer	Current Principal Occupation or Employment Material Positions Held during the Past Five Years
Gilles Lachkar	Chairman of the Board and President of Purchaser

Gilles Lachkar is the Chairman of the Board and President of Purchaser. Mr. Lachkar has also been Serono's Regional Vice President for France, Belgium and Luxemburg, Sales & Marketing and Business Development since September 2000, when he joined Serono. He is also a director of Serono France Holding SA since January 2001. Prior to joining Serono, he held several positions of increasing responsibility within the Lilly group of companies. He notably served as Managing Director of Lilly Israel from 1995 until 1998 and as Business Unit Director Retail, Lilly France from 1998 until August 2000. Mr. Lachkar received a Bachelor of Arts in Economics and Political Science from University of Tel Aviv as well as a Master of International Business Studies from University of South Carolina, USA. Mr. Lachkar is a French national and a resident of France.
Jacques Theurillat	Director of Purchaser; Deputy Chief Executive Officer and Chief Financial Officer of Serono
(See information concerning the members of the Board of Directors of Serono above)
Jean-Pierre Verhassel	Director of Purchaser; Senior Executive Vice-President, Sales & Marketing
(See information concerning Executive Officers of Serono above)

        Facsimile copies of the ADS Letter of Transmittal, Share Form of Acceptance, OCEANE Form of Acceptance and Warrant Form of Acceptance will be accepted. The ADS Letter of Transmittal, Share Form of Acceptance, OCEANE Form of Acceptance or Warrant Form of Acceptance, ADRs or any other required documents should be sent by each holder of Genset Securities or such holder's broker, dealer, commercial bank, trust company or other nominee to the Receiving Agent as follows:

        The Receiving Agent for the U.S. Offer is:

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248	By Overnight Delivery: The Bank of New York Tender & Exchange Department 385 Rifle Camp Road Fifth Floor West Paterson, New Jersey 07424	By Hand: The Bank of New York Tender & Exchange Department One Wall Street Third Floor New York, New York 10286

For ADS Notice of Guaranteed Delivery Only:
By Facsimile Transmission:
(973) 247-4077
 To Confirm Facsimile
Transmission by Telephone:
(973) 247-4075

Any questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal, the Share Form of Acceptance, the OCEANE Form of Acceptance or the Warrant Form of Acceptance may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
Call Toll Free: (800) 530-3706
 The Dealer Manager for the U.S. Offer is:

J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
Call Toll Free: (800) 622-8594
 (this number is toll free inside and outside the United States)

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF SERONO AND PURCHASER Serono S.A.
SERONO FRANCE HOLDING S.A.